Exhibit (e)(3)
ARTICLE XI
Indemnification of Directors and Officers
      To the maximum extent permitted by Virginia law, each Director and officer shall be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such a Director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith. Every reference herein to Director or officer shall include every Director or officer or former Director or officer of the Corporation and every person who may have served at its request as a Director or officer of another corporation in which the Corporation owns shares of stock or of which it is a creditor, or, in case of a non-stock corporation, to which the corporation contributes and, in all of such cases, his executors and administrators. The right of indemnification hereby provided shall not be exclusive of any other rights to which any director or officer may be entitled.